UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 23, 2007
Volcano Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-52045 (Commission File Number)	33-0928885 (I.R.S. Employer Identification No.)

2870 Kilgore Road Rancho Cordova, California (Address of principal executive offices)	95670 (Zip Code)
(800) 228-4728
(Registrant’s telephone number, including area code)
Not Applicable
(Former name, former address and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (b) On April 23, 2007, Robert J. Adelman, M.D. provided notice to the board of directors (the “Board”) of Volcano Corporation (the “Company”) of his intent not to stand for reelection at the Company’s 2007 annual meeting of stockholders. Currently, Dr. Adelman serves in the class of directors whose term of office expires at the Company’s 2007 annual meeting of stockholders and serves on the Audit Committee of the Board (the “Audit Committee”). Dr. Adelman’s intent not to stand for reelection is not the result of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.
     (d) On April 26, 2007, the Corporate Governance Committee of the Board recommended to the Board, and the Board subsequently approved, the election of Connie J. Curran, RN, Ed.D. to fill the vacancy created by the previously reported resignation of S. Ward Casscells, M.D. from the Board, and to serve on the Board and the Audit Committee until the Company’s 2008 annual meeting of stockholders and until her successor is duly elected and qualified, or until her earlier resignation or removal. In accordance with the Company’s Stock Option Grant Program for Non-Employee Directors administered under the Company’s 2005 Equity Compensation Plan (the “2005 Plan”), the Board granted Dr. Curran a nonstatutory stock option under the 2005 Plan to purchase 20,000 shares of the Company’s common stock, subject to the terms and conditions approved by the Board.
     The Company also entered into a standard form of indemnity agreement with Dr. Curran (the “Indemnity Agreement”). The Indemnity Agreement provides, among other things, that the Company will indemnify Dr. Curran, under the circumstances and to the extent provided for therein, for certain expenses which she may be required to pay in connection with certain claims to which she may be made a party by reason of her position as a director of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws.
     The Company’s standard form of indemnity agreement was previously filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1, as amended, as filed on March 24, 2006, and is incorporated herein by reference.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Volcano Corporation
By:	/s/ John T. Dahldorf
John T. Dahldorf
Chief Financial Officer

Date: April 27, 2007